                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 2)

                        SeeBeyond Technology Corporation
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    815704101
                                 (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [_] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

This Schedule 13G includes 5,777,076 shares (6.9%) of Issuer held by Norwest Limited LP, LLLP, a subsidiary of Wells Fargo & Company that is not eligible to file a Schedule 13G pursuant to Rule 13d-1(b) but is eligible to file a Schedule 13G pursuant to Rule 13d-1(c).

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                                       13G

CUSIP NO.  30226D 10 6
--------------------------------------------------------------------------------
  1)  NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Wells Fargo & Company
      Tax Identification No. 41-0449260
--------------------------------------------------------------------------------
  2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) [_]
                                                                         (b) [_]
--------------------------------------------------------------------------------
  3)  SEC USE ONLY


--------------------------------------------------------------------------------
  4)  CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
--------------------------------------------------------------------------------
                     (5)  SOLE VOTING POWER
   NUMBER OF                  5,791,060
                    ------------------------------------------------------------
     SHARES          (6)  SHARED VOTING POWER
  BENEFICIALLY                0
                    ------------------------------------------------------------
  OWNED BY EACH      (7)  SOLE DISPOSITIVE POWER
    REPORTING                 5,791,060
                    ------------------------------------------------------------
   PERSON WITH       (8)  SHARED DISPOSITIVE POWER
                              0
--------------------------------------------------------------------------------
  9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            5,791,060
--------------------------------------------------------------------------------
 10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
 11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            6.9%
--------------------------------------------------------------------------------
 12)  TYPE OF REPORTING PERSON*
            HC
--------------------------------------------------------------------------------

                                       13G

CUSIP NO.  30226D 10 6
--------------------------------------------------------------------------------
  1)  NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Norwest Limited LP, LLLP
      Tax Identification No. 41-1970247
--------------------------------------------------------------------------------
  2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) [_]
                                                                         (b) [_]
--------------------------------------------------------------------------------
  3)  SEC USE ONLY


--------------------------------------------------------------------------------
  4)  CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
--------------------------------------------------------------------------------
                     (5)  SOLE VOTING POWER
   NUMBER OF                  5,777,076
                    ------------------------------------------------------------
     SHARES          (6)  SHARED VOTING POWER
  BENEFICIALLY                0
                    ------------------------------------------------------------
  OWNED BY EACH      (7)  SOLE DISPOSITIVE POWER
    REPORTING                 5,777,076
                    ------------------------------------------------------------
   PERSON WITH       (8)  SHARED DISPOSITIVE POWER
                              0
--------------------------------------------------------------------------------
  9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            5,777,076
--------------------------------------------------------------------------------
 10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
 11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            6.9%
--------------------------------------------------------------------------------
 12)  TYPE OF REPORTING PERSON*
            PN
--------------------------------------------------------------------------------

                                        3

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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                                (Amendment No. 2)

Item 1(a)  Name of Issuer:

           SeeBeyond Technology Corporation

Item 1(b)  Address of Issuer's Principal Executive Offices:

           800 East Royal Oaks Drive
           Monrovia, CA  91016

Item 2(a)  Name of Person Filing:

           1. Wells Fargo & Company
           2. Norwest Limited LP, LLLP

Item 2(b)  Address of Principal Business Office or, if None, Residence:

           1. Wells Fargo & Company
              420 Montgomery Street
              San Francisco, CA 94104

           2. Norwest Limited LP, LLLP
              Sixth and Marquette
              Minneapolis, MN 55479

Item 2(c)  Citizenship:

           1. Wells Fargo & Company: Delaware
           2. Norwest Limited LP, LLLP: Delaware


Item 2(d)  Title of Class of Securities:

           Common Stock

Item 2(e)  CUSIP Number:

           815704101

Item 3     The person filing is a:

           1. Wells Fargo & Company: Parent Holding Company in accordance with 240.13d-1(b)(1)(ii)(G)
           2. Norwest Limited LP, LLLP: Not applicable.

Item 4     Ownership:

           See Items 5-11 of each cover page. Information as of December 31, 2003.

                                        4

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Item 5     Ownership of Five Percent or Less of a Class:

           If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be beneficial owners of more than five percent of the class of securities, check the following [_].

Item 6     Ownership of More than Five Percent on Behalf of Another
           Person:

           Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

           See Attachment A.

Item 8     Identification and Classification of Members of the Group:

           Not applicable.

Item 9     Notice of Dissolution of Group:

           Not applicable.

Item 10    Certification:

           By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Signature.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

Date:  January 28, 2004

WELLS FARGO & COMPANY

By:  /s/ Laurel A. Holschuh
         Laurel A. Holschuh, Senior Vice President
          and Secretary

                                       5

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                                  ATTACHMENT A

The Schedule 13G to which this attachment is appended is filed by Wells Fargo & Company on behalf of the following subsidiaries:

         Norwest Limited LP, LLLP (1)
         Wells Fargo Bank Minnesota, National Association (2)

(1) Norwest Limited LP, LLLP is a Delaware limited liability limited partnership that is not one of the entities listed in Rule 13d-1(b)(1)(ii) and is included in this filing pursuant to Rule 13d-1(c).
(2)      Classified as a bank in accordance with Regulation 13d-1(b)(1)(ii)(B).

                                       6